Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus
Supplement dated April 12, 2007
Registration No. 333-142058
April 12, 2007
Pricing Term Sheet

Issuer:	The Valspar Corporation
Size:	2012 Notes - $200,000,000
2017 Notes - $150,000,000
Maturity:	2012 Notes -- May 1, 2012
2017 Notes -- May 1, 2017
Coupon:	2012 Notes -- 5.625%
2017 Notes -- 6.050%
Price to Public:	2012 Notes -- 99.884%
2017 Notes -- 99.744%
Yield to Maturity:	2012 Notes -- 5.651%
2017 Notes -- 6.084%
Spread to Benchmark Treasury:	2012 Notes - + 100 basis points
2017 Notes - + 135 basis points
Benchmark Treasury:	2012 Notes -- UST 4.50 due 3/31/2012
2017 Notes -- UST 4.625 due 2/15/2017
Benchmark Treasury Yield:	2012 Notes -- 4.651%
2012 Notes -- 4.734%
Interest Payment Dates:	May 1 and November 1, commencing November 1, 2007

Redemption Provisions:
Make-whole call	2012 Notes - At any time at a discount rate of Treasury plus 15 basis points
2017 Notes - At any time at a discount rate of Treasury plus 25 basis points
Settlement:	April 17, 2007
CUSIP:	2012 Notes -- 920355AD6
2017 Notes -- 920355AE4
Ratings:	Baa2/BBB
Joint Leads:	Barclays Capital Inc., Wachovia Capital Markets, LLC
Co-managers:	Banc of America Securities LLC, BMO Capital Markets Corp., Goldman, Sachs & Co., J. P. Morgan Securities Inc., Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters can arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-227-2275 Ext. 2663 or by contacting Wachovia Capital Markets, LLC at 1-866-289-1262 or by e-mail at: syndicate.ops@wachovia.com.